Exhibit (9)(f)

AMENDMENT

to the

CUSTODIAN SERVICES AGREEMENT

This AMENDMENT (this “Amendment”) amends as of the      day of December, 2009 (the “Effective Date”), the Custodian Services Agreement, dated as of May 5, 2003 between Aston Funds (f/k/a ABN AMRO Funds) (the “Fund”) and PFPC Trust Company (“PFPC Trust”), as amended to date (the “Agreement”).

For valuable consideration the receipt and sufficiency of which the parties hereto hereby acknowledge, the Fund and PFPC Trust hereby agree that, as of the Effective Date, the Agreement shall (without any further action by either of the parities hereto) be amended as follows:

1. The first two sentences of Section 16 (a) are hereby deleted in their entirety and replaced with the following:

“(a)	This Agreement shall be effective on the date first written above and shall continue in full force and effect unless terminated by either party pursuant to 90 days’ written notice to the non-terminating party.”

2. This Amendment contains the entire understanding between the parties with respect to the subject matter hereof. Except as expressly set forth herein, the Agreement shall remain unaffected hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

ASTON FUNDS	PFPC TRUST COMPANY

By:	By:

Name:	Name:

Title:	Title: